[Exhibit 99.2]

For Immediate Release

Apple Discusses Q2 Revenue Outlook

CUPERTINO, Calif. March 14, 1997 In a conference call with financial analysts today, Apple Computer, Inc. executive vice president and chief financial officer Fred Anderson indicated that the Company expects revenues for its second fiscal quarter ending March 28, 1997 to be between $1.6 and $1.7 billion dollars.

 As we've previously discussed, said Anderson we exited the first quarter with surplus channel inventory. We've been extremely pleased with the results of channel sell through of that inventory this quarter, particularly in the Americas. However, this surplus channel sell-off has been off-set by reduced sell-in during the quarter to restore a more normalized channel inventory level. This phenomenon coupled with the traditional seasonal softness of demand in our second quarter suggests that we will generate lower revenues than those we achieved in our first fiscal quarter, Anderson stated.

Apple expects to release the results of its second fiscal quarter in mid-April.

Apple Computer, Inc., a recognized innovator in the information industry and leader in multimedia technologies, creates powerful solutions based on easy-to-use personal computers, servers, peripherals, software, handheld computers and
Internet content. Headquartered in Cupertino,
California, Apple develops, manufactures, licenses and markets solutions, products, technologies and services for business, education, consumer, entertainment, scientific and engineering and government customers in more than 140 countries.

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Press Contacts:
Investor Relations
Nancy Paxton
Apple Computer, Inc.
(408) 974-5420
email: paxton1@apple.com

Katie Cotton
Apple Computer, Inc.
(408) 974-7269
email: katiec@apple.com




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